Exhibit 99.1

News Release

For Immediate Release	Contact:	Stacy Frole	(419) 627-2227
February 15, 2017
CEDAR FAIR REPORTS RECORD RESULTS FOR 2016 ON STRONG ATTENDANCE AND GUEST SPENDING GROWTH
SANDUSKY, OHIO, February 15, 2017 - Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today reported record financial results for the year ended December 31, 2016.
Highlights

•	The Company reported record full-year net revenues of $1.29 billion, up 4% from 2015; net income of $178 million, or $3.14 per diluted limited partner (LP) unit, up $65 million from a year ago.

•	2016 Adjusted EBITDA was a record $481 million, up 5% from last year.

•	Attendance at Cedar Fair’s parks was a record 25.1 million guests, a 3% increase from 2015; average in-park guest per capita spending increased 2%, to a record $46.90.

•	Higher occupancy rates and average daily room rates at the Company's resort properties contributed to the record out-of-park revenues of $146 million, a 6% increase from a year ago.

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The Company remains confident in the strength of its strategy and business model and is on track to achieve its FUNforward 2.0 long-term growth goal of $500 million in Adjusted EBITDA by the end of 2017, a year earlier than planned.

Matt Ouimet, Cedar Fair’s chief executive officer said, “This past year was the most successful year in our history. The talented teams at all of our parks, the popularity of our innovative attractions and the ongoing success of our marketing programs combined to produce our seventh consecutive year of record results. Based on our 2016 performance and our expectations for the coming year, we are on track to achieve our long-term Adjusted EBITDA target of $500 million by the end of 2017, a full year earlier than our original forecast.
“I am particularly pleased we, once again, achieved solid growth across our three core revenue metrics of attendance, in-park guest per capita spending and out-of-park revenues, including our resort accommodations,” added Ouimet. “We credit this achievement to our unique regional brands and the positive responses we have received for our special events programming and immersive entertainment offerings. These individual park brands allow us to provide our guests an experience unmatched by other generic amusement parks. This in turn has resulted in strong guest loyalty

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Results For 2016 on
Strong Attendance and Guest Spending Growth
February 15, 2017

within the regions we operate and decades of record growth across all revenue channels.
“I am proud of what our leadership team and employees were able to accomplish this year - producing strong results in the near term while still focusing on growing the business and creating value for our unitholders over the long term,” continued Ouimet. “The success of our operations, combined with many long-term initiatives coming on line, gives us great confidence in our ability to continue our record-setting trends for years to come.”
2016 Full-Year Results
For the full year ended December 31, 2016, Cedar Fair generated record net revenues of $1.29 billion and net income of $178 million, or $3.14 per diluted LP unit, compared with net revenues of $1.24 billion and net income of $112 million, or $1.99 per diluted LP unit, in 2015.
Driving the $53 million, or 4%, increase in net revenues were a 3%, or 656,000-visit, increase in attendance to a record 25.1 million visits; a 2%, or $0.70, increase in average in-park guest per capita spending to a record $46.90; and a 6%, or $8 million, increase in out-of-park revenues to a record $146 million.
Operating costs and expenses for 2016 totaled $827 million, up $33 million, or 4% from the prior year. The increase reflects higher costs to support the increased attendance and guest spending, combined with higher labor costs due to market/minimum wage rate increases and normal merit increases. As a percentage of sales, operating costs and expenses were comparable with the prior year.
Adjusted EBITDA, which management believes is a meaningful measure of the Company’s park-level operating results, increased 5%, or $22 million, to $481 million in 2016, compared with $459 million last year. Adjusted EBITDA margin increased by 10 basis points to 37.3%, as a result of the record attendance and guest spending levels, offset somewhat by the higher labor costs mentioned above. See the attached table for a reconciliation of net income to Adjusted EBITDA.
Cash Flow and Liquidity Remain Strong
Brian Witherow, Cedar Fair’s executive vice president and chief financial officer, said, “Our liquidity, cash flow and capital structure remain strong, and we continue to have great financial flexibility heading into 2017, which positions us well to capitalize on our opportunities to drive additional long-term value for our unitholders. In addition, 2016 represented our 30th consecutive year of paying a distribution to unitholders. During this time, we have paid to unitholders approximately $2.3 billion in distribution payments, contributing to an annual total return to investors of 17%.”

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Results For 2016 on
Strong Attendance and Guest Spending Growth
February 15, 2017

As of December 31, 2016, Cedar Fair had $597 million of variable-rate debt (before giving consideration to fixed-rate interest rate swaps), $940 million of fixed-rate debt, no outstanding borrowings under its revolving credit facilities and cash on hand of $123 million. The Company’s cash flows from operations and credit facilities are expected to be sufficient to meet working capital needs, debt service, planned capital expenditures and distributions for the foreseeable future.
Outlook
“We've received excellent responses to the new rides and attractions announced for our parks in 2017,” said Ouimet. “These marketable capital projects are scheduled to open on time and on budget, including the new Mystic Timbers wooden roller coaster at Kings Island and the newly rebranded and expanded water parks at Cedar Point and Knott’s Berry Farm. I am also pleased to say that our advance purchase commitments, including season pass sales and all-season dining and beverage sales, are trending well ahead of last year’s record levels at this time. We believe these sales are driven by the enthusiasm for our 2017 capital investment projects and additional special-event programming, including the introduction of three new WinterFest holiday festivals.”
The Company also continues to advance important long-term initiatives that position it to grow well into the future. In March, it will host its first tournament at the Cedar Point Sports Center. This facility is already receiving strong interest from baseball, softball, lacrosse and soccer teams, which will drive additional demand for hotel rooms and park admissions. To serve that additional demand, Cedar Point will increase its hotel room count by nearly 20% over the next two years.
Additionally, Cedar Fair recently received approval on its rezoning application for its Great America amusement park in Santa Clara, California. This approval will allow the Company to better capture the growth opportunities in this very attractive market by aggressively investing to enhance the park's attractions and entertainment offerings.
Ouimet concluded by saying, “We are committed to broadening the guest experience and becoming more than just a place to ride rides. Our high-quality assets, well-run parks and constant focus on operating excellence continue to differentiate Cedar Fair, and, our unique blend of thrills and family entertainment creates a loyal, repeat customer base. As a result, we remain confident in the long-term strength of our business and our ability to achieve our FUNforward 2.0 goals.”

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Results For 2016 on
Strong Attendance and Guest Spending Growth
February 15, 2017

Conference Call
The Company will host a conference call with analysts today, February 15, 2017, at 10:00 a.m. Eastern Time, which will be webcast live in “listen only” mode via the Cedar Fair website www.cedarfair.com under the Investors tab. It will also be available for replay starting at approximately 1:00 p.m. ET, Wednesday, February 15, 2017, until 11:59 p.m. ET, Wednesday, March 1, 2017. In order to access the replay of the earnings call, please dial 844-512-2921 followed by the access code 8302484.
About Cedar Fair
Cedar Fair Entertainment Company (NYSE: “FUN”), one of the largest regional amusement-resort operators in the world, is a publicly traded partnership headquartered in Sandusky, Ohio. Focused on its mission to become “THE place to be for FUN,” the Company owns and operates 11 amusement parks including its flagship park, Cedar Point, along with two outdoor water parks, one indoor water park and five hotels. It also operates an additional theme park under a management contract. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, and Toronto, Ontario.
Forward-Looking Statements
Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company's expectations, beliefs and strategies regarding the future. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays, changes in the Company’s capital investment plans and projects and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at the Company’s parks and cause actual results to differ materially from the Company's expectations. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

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This news release and prior releases are available online at http://ir.cedarfair.com.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Results For 2016 on
Strong Attendance and Guest Spending Growth
February 15, 2017

CEDAR FAIR, L.P.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In thousands, except per unit amounts)

	Three months ended		Twelve months ended
	12/31/2016	12/31/2015	12/31/2016	12/31/2015
Net revenues:
Admissions	$111,242	$95,985	$716,189	$687,442
Food, merchandise and games	53,641	50,034	407,673	398,019
Accommodations, extra-charge products and other	27,083	20,897	164,859	150,317
	191,966	166,916	1,288,721	1,235,778
Costs and expenses:
Cost of food, merchandise and games revenues	13,748	13,959	106,608	104,827
Operating expenses	97,460	93,606	538,881	517,626
Selling, general and administrative	39,748	38,213	181,830	171,490
Depreciation and amortization	13,701	15,456	131,876	125,631
Loss on impairment / retirement of fixed assets, net	7,205	11,437	12,587	20,873
	171,862	172,671	971,782	940,447
Operating income (loss)	20,104	(5,755)	316,939	295,331
Interest expense	21,994	22,685	83,863	86,849
Net effect of swaps	(10,099)	(3,922)	(1,197)	(6,884)
Unrealized/realized foreign currency (gain) loss	9,019	16,818	(14,656)	81,016
Interest income	(93)	(15)	(177)	(64)
Income (loss) before taxes	(717)	(41,321)	249,106	134,414
Provision (benefit) for taxes	6,079	(15,642)	71,418	22,192
Net income (loss)	(6,796)	(25,679)	177,688	112,222
Net income (loss) allocated to general partner	—	(1)	2	1
Net income (loss) allocated to limited partners	$(6,796)	$(25,678)	$177,686	$112,221

Basic earnings per limited partner unit:
Weighted average limited partner units outstanding	55,955	55,811	55,933	55,745
Net income (loss) per limited partner unit	$(0.12)	$(0.46)	$3.18	$2.01
Diluted earnings per limited partner unit:
Weighted average limited partner units outstanding	55,955	55,811	56,562	56,362
Net income (loss) per limited partner unit	$(0.12)	$(0.46)	$3.14	$1.99

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Results For 2016 on
Strong Attendance and Guest Spending Growth
February 15, 2017

CEDAR FAIR, L.P.
UNAUDITED BALANCE SHEET DATA

(In thousands)	12/31/2016	12/31/2015

Cash and cash equivalents	$122,716	$119,557
Total assets	$2,007,126	$1,963,020
Long-term debt, including current maturities:
Term debt	$597,003	$600,821
Notes	939,983	938,330
	$1,536,986	$1,539,151
Total partners' equity	$60,519	$57,009

CEDAR FAIR, L.P.
RECONCILIATION OF ADJUSTED EBITDA

	Three months ended		Twelve months ended
	12/31/2016	12/31/2015	12/31/2016	12/31/2015
	(In thousands)
Net income (loss)	$(6,796)	$(25,679)	$177,688	$112,222
Interest expense	21,994	22,685	83,863	86,849
Interest income	(93)	(15)	(177)	(64)
Provision (benefit) for taxes	6,079	(15,642)	71,418	22,192
Depreciation and amortization	13,701	15,456	131,876	125,631
EBITDA	34,885	(3,195)	464,668	346,830
Net effect of swaps	(10,099)	(3,922)	(1,197)	(6,884)
Non-cash foreign currency (gain) loss	9,190	16,803	(14,345)	80,946
Equity based compensation	11,587	8,275	18,496	15,470
Loss on impairment / retirement of fixed assets, net	7,205	11,437	12,587	20,873
Class action settlement costs	—	82	—	259
Other (1)	698	340	1,039	1,744
Adjusted EBITDA (2)	$53,466	$29,820	$481,248	$459,238

(1) Consists of certain costs as defined in the Company's 2013 Credit Agreement and prior credit agreements. These items are excluded in the calculation of Adjusted EBITDA and have included certain legal expenses, costs associated with certain ride abandonment or relocation expenses, contract termination costs, and severance expenses.

(2) Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the 2013 Credit Agreement. Adjusted EBITDA is not a measurement of operating performance computed in accordance with GAAP and should not be considered as a substitute for operating income, net income or cash flows from operating activities computed in accordance with GAAP. The Company believes that Adjusted EBITDA is a meaningful measure as it is widely used by analysts, investors and comparable companies in our industry to evaluate our operating performance on a consistent basis, as well as more easily compare our results with those of other companies in our industry. Further, management believes Adjusted EBITDA is a meaningful measure of park-level operating profitability and uses it for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233